Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Inc. Prices $125 Million Equity Offering
News Release
Released at 12:30 PM CST
     DALLAS, April 20, 2006 — Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) today announced that it has priced its $125 million offering of 3,492,595 shares of common stock at $35.79 per share, net to the Company. Closing is expected to occur on or about April 25, 2006. The Company will have approximately 119.0 million shares outstanding following the offering (excluding any additional shares sold under the underwriter’s over-allotment option).
     Denbury plans to use the net proceeds from the offering to repay the current borrowings under the Company’s bank credit facility, which are currently $120 million, the majority of which was incurred to partially fund its $248 million acquisition of three properties in January 2006. The underwriter will have an option to purchase up to an additional $18.75 million of common stock (523,889 shares) at the same price for thirty days to cover over-allotments, if any.
     J.P. Morgan Securities Inc. will serve as sole underwriter for the offering.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy Denbury common stock. When available, copies of the prospectus may be obtained from J.P. Morgan Securities Inc., Attn: Prospectus department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, Phone (212) 552-5164.
     Denbury is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com